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Exhibit 5.3

CONSENT OF INDEPENDENT ENGINEERS

        We refer to: (i) our report dated March 11, 2013 and effective December 31, 2012, evaluating the petroleum and natural gas reserves attributable to the Corporation, which is entitled "Evaluation of the P&NG Reserves of Baytex Energy Corp. (As of December 31, 2012)"; (ii) our assessment dated March 6, 2013 and effective December 31, 2012, evaluating the contingent resources attributable to the Corporation in the Seal Area of Alberta, which is entitled "Evaluation of Contingent Bitumen Resources of Baytex Energy Corp. in the Seal Area of Alberta (as of December 31, 2012)"; (iii) our assessment dated March 6, 2013 and effective December 31, 2012, evaluating the contingent resources attributable to the Corporation in the Angling Lake Area of Alberta, which is entitled "Evaluation of Contingent Bitumen Resources of Baytex Energy Corp. in the Angling Lake Area of Alberta (as of December 31, 2012)"; and (iv) our assessment dated March 6, 2013 and effective December 31, 2012, evaluating the contingent resources attributable to the Corporation in the Williston Basin Area of North Dakota, which is entitled "Evaluation of Contingent Oil Resources of Baytex Energy Corp. in the Williston Basin Area of North Dakota (as of December 31, 2012)" (collectively, the "Reports").

        We hereby consent to the use of and reference to our name and our Reports, and the inclusion and incorporation by reference of information derived from our Reports in this Registration Statement on Form F-10 (Registration No. 333-193789) as amended by Amendment No. 2 thereto of Baytex Energy Corp.

SPROULE ASSOCIATES LIMITED
By:	/s/ CAMERON SIX Name: Cameron Six Title: Vice President Unconventional

Calgary, Alberta, Canada
February 18, 2014

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  Exhibit 5.3
CONSENT OF INDEPENDENT ENGINEERS